                                                   Exhibit 12
General DataComm Industries, Inc. and Subsidiaries
Calculation of Current Ratio


Years Ended September 30     1995        1994        1993      1992     1991

Current Assets	            $116,100    $104,032   $79,481    $82,123  $90,756
Current Liabilities	         52,813      47,619    41,236     38,656   53,819
Current Ratio	            	   2.2:1       2.2:1     1.9:1      2.1:1    1.7:1

                                  F-6